UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2010

TRICO MARINE SERVICES, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-33402	72-1252405
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10001 Woodloch Forest Drive, Suite 610 The Woodlands, Texas	77380
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 780-9926

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) On August 6, 2010, Rishi A. Varma ceased to serve as President and Chief Operating Officer of Trico Marine Services, Inc. (the “Company”).

(b) On August 6, 2010, the Board of Directors appointed D. Michael Wallace, age 58, as interim Chief Operating Officer of the Company, effective August 6, 2010. Mr. Wallace has served as our Vice President, Business Development since January 1, 2010. Prior to this, he had served as the Chief Executive Officer of Eastern Marine Services Limited, our joint venture with China Oilfield Services Limited through which we provide our services in Southeast Asia, from December 2006 to January 2010. From November 2002 until December 2006 he served as our Vice President, Emerging Markets and Head of Global Marketing. From January 2000 to November 2002, Mr. Wallace was Vice President of Marine Division with ASCO US LLC, a wholesale petroleum broker. From December 1996 to December 1999, Mr. Wallace was General Manager for Tidewater Marine, Inc., an offshore supply vessel company, in Venezuela.

There are no arrangements or understandings between Mr. Wallace and any other person pursuant to which he was selected as interim Chief Operating Officer. The Company is not aware of any transaction in which Mr. Wallace has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 8.01	Other Events.

On August 10, 2010, the Company retained John Castellano from Alix Partners to serve as acting Chief Restructuring Officer. The Board has previously engaged Alix Partners to advise the Company in our discussions with some of our existing debt holders regarding restructuring certain of our outstanding debt obligations.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 10, 2010

TRICO MARINE SERVICES, INC.

By:	/s/ Brett Cenkus

	Name:	Brett Cenkus
	Title:	General Counsel and Secretary